                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549
                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                  IMPRESO, INC.
                                ----------------
                                (Name of Issuer)

                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)

                                    45320V109
                      -------------------------------------
                      (CUSIP Number of Class of Securities)

                       45 DAYS AFTER END OF CALENDER YEAR
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)           [ ] Rule 13d-1(c)         [X] Rule 13d-1(d)

                                   CUSIP NO. 45320V109
                                             ---------
================================================================================

1)   Names of Reporting Persons
       IRS Identification Nos. of above persons (entities only).

          DONALD E. JETT
--------------------------------------------------------------------------------
================================================================================


2)   Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)
             -------------------------------------------------------------------
        (b)
             -------------------------------------------------------------------
================================================================================

3)    SEC USE ONLY
                   -------------------------------------------------------------
================================================================================

4)    Citizenship or Place of Organization            UNITED STATES
                                                      --------------------------
================================================================================

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5)     Sole Voting Power            577,650
                                    --------------------------------------------

6)   Shared Voting Power            0
                                    --------------------------------------------

7)   Sole Dispositive Power         577,650
                                    --------------------------------------------

8)   Shared Dispositive Power       0
                                    --------------------------------------------
================================================================================

9)    Aggregate Amount Beneficially Owned by Each Reporting Person   577,650
                                                                     -----------
================================================================================

10)   Check Box if the Aggregate Amount in Row (9) Excludes
      Certain Shares.   (See Instructions.)                            [ ]

================================================================================

11)   Percent of Class Represented by Amount in Row (9)            10.94%
                                                          ----------------------
================================================================================

12)   Type of Reporting Person  (See Instructions)    IN
                                                         -----------------------

================================================================================

Item 1(a).       Name of Issuer:        IMPRESO, INC.
                                        ----------------------------------------

Item 1(b).       Address of Issuer's Principal Executive Offices:

                 652 SOUTHWESTERN BLVD., COPPELL, TEXAS 75019
                 ---------------------------------------------------------------

Item 2(a).       Names of Persons Filing:

                 DONALD E. JETT
                 ---------------------------------------------------------------

                 ---------------------------------------------------------------

Item 2(b).       Address of Principal Business Office, or,  if none, Residence:

                 652 SOUTHWESTERN BLVD., COPPELL, TX  75019
                 ---------------------------------------------------------------

                 ---------------------------------------------------------------

Item 2(c).       Citizenship:

                 UNITED STATES
                 ---------------------------------------------------------------

Item 2(d).       Title of Class of Securities:  COMMON STOCK, $.01 PAR VALUE
                                                --------------------------------

Item 2(e).       CUSIP Number:                  45320V109
                                                --------------------------------

Item 3. If this statement if filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c) [ ] Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C.
78c);

(d) [ ] Investment company registered under section 8 of the Investment Company Act 1940 (15 U.S.C. 80a-8);

(e) [ ] An investment adviser in accordance with Rule Section
240.13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15.S.C. 80 3);

(j) [ ] Group, in accordance withss.240.13d-1(b)(1)(ii)(J).


Item 4.          Ownership:

                 (a) Amount beneficially owned: AS OF DECEMBER 31, 2001, MR.
                 JETT BENEFICIALLY OWNED 577,650 SHARES OF ISSUER'S COMMON
                 STOCK.

                 (b)    Percent of class:        10.94%
                                                 -----------------

                 (c)    Number of shares as to which the person has:

                     (i) sole power to vote or to direct the vote                  577,650
                                                                                   ----------

                    (ii) shared power to vote or to direct the vote                0
                                                                                   ----------

                   (iii) sole power to dispose or to direct the disposition        577,650
                                                                                   ----------

                    (iv) shared power to dispose or to direct the disposition      0
                                                                                   ----------

Item 5.          Ownership of Five Percent or Less of a Class.

                 NOT APPLICABLE
                 ---------------------------------------------------------------

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.

                 NOT APPLICABLE
                 ---------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                 NOT APPLICABLE
                 ---------------------------------------------------------------

Item 8.
                 Identification and Classification of Members of the Group.

                 NOT APPLICABLE
                 ---------------------------------------------------------------

Item 9.          Notice of Dissolution of Group.

                 NOT APPLICABLE
                 ---------------------------------------------------------------


Item 10.         Certifications.

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       Date:      February 14, 2002
                                                  ------------------------------


                                       Signature: /s/ Donald E. Jett
                                                  ------------------------------
                                                  Donald E. Jett